Exhibit (k)(2)

Committed Facility Agreement

BNP PARIBAS PRIME BROKERAGE, INC. (“BNPP PB, Inc.”) and the counterparty specified on the signature page (“Customer”), hereby enter into this Committed Facility Agreement (this “Agreement”), dated as of the date specified on the signature page.

Whereas BNPP PB, Inc. and Customer have entered into the U.S. PB Agreement, dated as of the date hereof (the “U.S. PB Agreement”) (the U.S. PB Agreement and this Agreement, collectively, the “40 Act Financing Agreements”).

Whereas this Agreement supplements and forms part of the other 40 Act Financing Agreements and sets out the terms of the commitment of BNPP PB, Inc. to provide financing to Customer under the 40 Act Financing Agreements.

Now, therefore, in consideration of the foregoing promises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1.	Definitions -

(a)	Capitalized terms not defined in this Agreement have the respective meaning assigned to them in the U.S. PB Agreement. The 40 Act Financing Agreements are included in the term “Contract,” as defined in the U.S. PB Agreement.

(b)	“Account Agreement” means the Account Agreement attached as Exhibit A to the U.S. PB Agreement.

(c)	“Borrowing” means a draw of cash financing by Customer from BNPP PB, Inc. pursuant to Section 2 of this Agreement.

(d)	“Closing Date” means July 29, 2010.

(e)	“Collateral Requirements” means the collateral requirements set forth in Section 1 of Appendix A attached hereto.

(f)	“Custodian” means State Street Bank and Trust Company.

(g)	“Initial NAV” means the Net Asset Value of Customer as of the date of execution hereof (“Initial NAV Date”).

(h)	“Maximum Commitment Financing” means $200 million USD, provided that, Customer may, subject to BNPP PB, Inc.’s approval, increase the Maximum Commitment Financing in increments of $5 million USD up to $400 million upon five (5) Business Days’ prior written notice to BNPP PB, Inc. In addition, Customer may reduce the Maximum Commitment Financing by providing at least thirty (30) calendar days’ prior written notice, which reduction shall take effect on such thirtieth day if such day is a Business Day, and otherwise, the Business Day immediately following, provided that, if any action is taken pursuant to Section 15(a)(ii), 15(a)(iii), or 15(a)(iv), Customer shall have the right to reduce the Maximum Commitment Financing by any amount within five (5) Business Days of notice from the relevant BNPP Entity of such action, which reduction shall take effect immediately upon BNPP PB, Inc’s receipt of written notice from Customer.

(i)	“Maximum Default Rate” means 700 bps.

(j)	“NAV Trigger Event” means, (A) as of the last Business Day of any calendar month, the Net Asset Value of Customer has declined by thirty percent (30%) or more from the Net Asset Value on the last Business Day of the preceding calendar month; or (B) as of the last Business Day of any calendar month, the Net Asset Value of Customer has declined by forty percent (40%) or more from the Net Asset Value on the last Business Day of the calendar month three months prior; or (C) as of the last Business Day of any calendar month, the Net Asset Value of Customer, has declined by fifty percent (50%) or more from the Net Asset Value on the last Business Day of the calendar month twelve months prior; (for purposes of (A), (B) and (C), any decline in the Net Asset Value shall not take into account any positive or negative change caused by capital transfers, such as redemptions, withdrawals, subscriptions, contributions or investments, howsoever characterized, and all amounts set forth in redemption notices received by or on behalf of Customer (notwithstanding the date the actual redemption shall occur)).

(k)	“Net Asset Value” means, with respect to Customer, the aggregate net asset value of the common stock issued by Customer calculated in accordance with U.S. generally accepted accounting principles.

(l)	“Net Asset Value Floor” means, with respect to Customer, an amount equal to 50% of the Initial NAV (such 50% amount, the “Execution Date NAV Floor”); provided, however, that following the date hereof, the Net Asset Value Floor shall be the greater of (i) the Execution Date NAV Floor or (ii) 50% of the Net Asset Value of Customer, calculated based on the Customer’s Net Asset Value as of its most recent fiscal year end subsequent to the date hereof.

(m)	“Outstanding Debit Financing” means the aggregate net cash balance (excluding current short sale proceeds) held under the 40 Act Financing Agreements if such net cash balance is a debit, or zero if such aggregate net cash balance is a credit. For the purposes of calculating such aggregate net cash balance, if Customer holds credit or debit cash balances in non-USD currencies, BNPP PB, Inc. will convert each of these balances into USD at prevailing market rates to determine Customer’s aggregate net cash balance.

(n)	“Portfolio Gross Market Value” means the Gross Market Value (as defined in Appendix A attached hereto) of all of Customer’s Positions that are Eligible Securities (as defined in Appendix A attached hereto).

(o)	“1940 Act” means the Investment Company Act of 1940, as amended.

2.	Borrowings -

Subject to Section 7, BNPP PB, Inc. shall make available cash financing under the 40 Act Financing Agreements in an amount up to the relevant Maximum Commitment Financing. Such cash financing shall be made available in immediately available funds. Customer may borrow under this Section 2, prepay pursuant to Section 4 and reborrow under this Section 2 without penalty.

On the Closing Date, BNPP PB, Inc. shall make funds available to Customer in an amount up to the Maximum Commitment Financing. Each subsequent Borrowing (not to exceed the Maximum Commitment Financing) shall be made on written notice, given by Customer to BNPP PB, Inc. not later than 11:00 A.M. (New York City time) on the Business Day immediately preceding the date of the proposed Borrowing (which must be a Business Day) by Customer. Subject to Section 7, BNPP PB, Inc. shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available to Customer the amount of such Borrowing (provided that, the Outstanding Debit Financing does not exceed the Maximum Commitment Financing) payable to the account designated by the Customer in such notice of borrowing.

3.	Repayment -

(a)	Upon the occurrence of a Facility Termination Event, an event described in Section 15(a) hereof, or the date specified in the Facility Modification Notice as described in Section 6, all Borrowings (including all accrued and unpaid interest thereon and all other amounts owing or payable hereunder) may be recalled by BNPP PB, Inc. in accordance with Section 1 of the U.S. PB Agreement.

(b)	Upon the occurrence of a Default, the BNPP Entities shall have the right to take any action described in section 13(b) hereof.

4.	Prepayments -

Customer may, upon at least one Business Day’s notice to BNPP PB, Inc. stating the proposed date and aggregate principal amount of the prepayment, prepay all or any portion of the outstanding principal amount of the Outstanding Debit Financing, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided that Customer shall continue to be obligated to pay the commitment fee as set forth in Appendix B in respect of any undrawn Maximum Commitment Financing.

5.	Interest -

Customer shall pay interest on the outstanding principal amount of each Borrowing from the date of such Borrowing until such principal amount shall be paid in full, at the rates specified on Appendix B attached hereto. Such interest shall be payable monthly, and if not paid when due, any unpaid interest shall be capitalized on the principal balance; provided that, notwithstanding such capitalization, the failure by Customer to pay such interest when due, shall be a failure of Customer to comply with an obligation under this Agreement.

6.	Scope of Committed Facility -

Subject to Section 7, BNPP PB, Inc. shall make available cash financing under the 40 Act Financing Agreements up to the relevant Maximum Commitment Financing, and may not take any of the following actions except upon at least 180 calendar days’ prior notice, provided that if a NAV Trigger Event occurs, such actions may not be taken except upon at least 60 calendar days’ prior notice (any such notice under this paragraph, a “Facility Modification Notice”):

(a)	modify the Collateral Requirements; other than in accordance with the terms of Appendix A;

(b)	recall or cause repayment of any cash loan under the 40 Act Financing Agreements;

(c)	modify the interest rate spread on cash loans under the 40 Act Financing Agreements, as set forth in Appendix B attached hereto;

(d)	modify the fees, charges or expenses other than those described in clause (b) above, as set forth in Appendix B attached hereto (the “Fees”), provided that BNPP PB, Inc. may modify any Fees immediately if (i) the amount of such Fees charged to BNPP PB, Inc., as the case may be, have been increased by the provider of the relevant services or (ii) consistent with increases generally to customers; or

(e)	terminate any of the 40 Act Financing Agreements.

7.	Conditions for Committed Facility -

The commitment as set forth in Section 6 only applies so long as –

(a)	Customer satisfies the Collateral Requirements;

(b)	no Default or Facility Termination Event has occurred; and

(c)	there has not occurred any termination as provided under Section 15.

8.	Commitment Fee -

Customer shall pay when due a commitment fee as set forth in Appendix B.

9.	Substitution -

After BNPP PB, Inc. sends a Facility Modification Notice, Customer may substitute collateral within the first 90 days after delivery of such notice, provided that after such 90 day period, BNPP PB, Inc. may permit substitutions of collateral of similar credit quality as determined by BNPP PB, Inc. (the terms of which shall be determined by BNPP PB, Inc. in its reasonable discretion) upon request, which permission shall not be unreasonably withheld; provided further that if the Facility Modification Notice referenced above is with respect to a NAV Trigger Event, BNPP PB, Inc. shall not be required to permit any substitution of collateral.

10.	Collateral Delivery -

If notice of a Collateral Requirement is sent to Customer: (i) on or before 11:00 a.m. on any Business Day, then Customer shall deliver all required Collateral no later than the close of business on such Business Day, and (ii) after 11:00 a.m. on any Business Day, then Customer shall deliver all required Collateral no later than the close of business on the immediately succeeding Business Day.

11.	Representations and Warranties -

Customer hereby represents and warrants as of the date hereof, which representations and warranties will be deemed repeated on each date on which this Agreement is in effect, that (a) it has only entered, or shall only enter, into additional indebtedness with Bank of New York Mellon or an affiliate thereof beyond the financing provided hereunder and (b) it will not pledge any securities with the same International Securities Identification Number of any Positions (as defined in Appendix A) to any party other than a BNPP Entity.

Customer hereby makes all the representations and warranties set forth in Section 5 of the Account Agreement, which are deemed to refer to this Agreement, and such representations and warranties shall survive each transaction and the termination of the 40 Act Financing Agreements.

12.	Financial Information -

Customer shall provide BNPP PB, Inc. with copies of –

(a)	the most recent annual report of Customer containing financial statements certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the United States, as soon as available and in any event within 120 calendar days after the end of each fiscal year of Customer;

(b)	the recent quarterly report of Customer (semi-annual reports and N-Qs, as applicable), which, in the case of semi-annual reports, shall include performance returns and net asset value of Customer, as soon as available and in any event within 75 calendar days after the end of the relevant quarter; and

(c)	the estimated net asset value statement of Customer as of any Business Day, upon request therefor by BNPP PB, Inc. and in any event within 1 Business Day of such request.

13.	Termination -

(a)	Upon the occurrence of a Facility Termination Event, BNPP PB, Inc. shall have the right to terminate this Agreement, recall any Outstanding Debit Financing, modify Collateral Requirements, and modify any interest rate spread (up to an amount which shall not exceed the Maximum Default Rate), fees, charges, or expenses, in each case, in accordance with the timeframes specified in the U.S. PB Agreement.

(b)	Upon the occurrence of a Default, the BNPP Entities may terminate any of the 40 Act Financing Agreements and take Default Action.

(c)	Each of the following events constitutes a “Default”:

i.	Customer fails to meet the Collateral Requirements within the time periods set forth in Section 10;

ii.	Customer fails to deliver the financial information, (A) in respect of Section 12(a) and 12(b), within five Business Days after the time periods set forth in such sections and (B) in respect of Section 12(c), within 1 Business Day after the time period set forth in such section;

iii.	the Net Asset Value of Customer declines below the Net Asset Value Floor;

iv.	any representation or warranty made or deemed made by Customer to BNPP PB, Inc. under any 40 Act Financing Agreements (including under Section 11 herein) proves false or misleading when made or deemed made;

v.	Customer fails to comply with or perform any other agreement or obligation under this Agreement or the other 40 Act Financing Agreements if such failure is not remedied on or before the tenth day after notice of such failure is given to Customer.

vi.	Customer becomes bankrupt, insolvent, or subject to any bankruptcy, reorganization, insolvency or similar proceeding or all or substantially all its assets become subject to a suit, levy, enforcement, or other legal process where a secured party maintains possession of such assets, has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger), seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets, has a secured party take possession of all or substantially all its assets, or takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

vii.	the occurrence of a repudiation, misrepresentation, material breach or the occurrence of a default, termination event or similar condition (howsoever characterized, which, for the avoidance of doubt, includes the occurrence of an Additional Termination Event under an ISDA Master Agreement between Customer and a BNPP Entity, if applicable) by Customer under any contract with a BNPP Entity or affiliate of a BNPP Entity; or

viii.	Customer fails to comply with the provisions set forth in Section 8.

(d)	Each of the following events constitutes a “Facility Termination Event”:

i.	the occurrence of a repudiation, misrepresentation, material breach or the occurrence of a default, termination event or similar condition (howsoever characterized, which, for the avoidance of doubt, includes the occurrence of an Additional Termination Event under an ISDA Master Agreement) by Customer under any contract with a third party entity, where the aggregate principal amount of any such contract (which, for the avoidance of doubt, includes any obligations with respect to borrowed money or other assets in connection with such contract) is not less than $10,000,000;

ii.	there occurs any change after the date of execution in BNPP PB, Inc.’s interpretation of any Applicable Law or the adoption of or any changes in the same that, in the reasonable opinion of counsel to BNPP PB, Inc., has the effect with regard to BNPP PB, Inc. of impeding or prohibiting the arrangements under the 40 Act Financing Agreements (including, but not limited to, imposing or adversely modifying or affecting the amount of regulatory capital to be maintained by BNPP PB, Inc.); provided, however, that it shall not be a Facility Termination Event if there occurs a change in, or change in BNPP PB, Inc.’s interpretation of, any Applicable Law that results in a cost increase to BNPP PB, Inc. (as determined in its sole discretion), rather than a prohibition (as determined in BNPP PB, Inc.’s sole discretion), and such cost increase is accepted by Customer (for the avoidance of doubt, such cost increase may be implemented by adjusting the fees and rates in Appendix B or in any other manner, as determined by BNPP, PB Inc. in its sole discretion);

iii.	the investment management agreement between Customer and its investment advisor (“Advisor”) is terminated or the Advisor otherwise ceases to act as investment advisor of Customer; provided, however, such termination or cessation shall not constitute a Facility Termination Event if there is a replacement investment advisor appointed immediately who is acceptable to BNPP PB, Inc. in its sole discretion;

iv.	the asset coverage for all borrowings constituting “senior securities” (as defined for purposes of Section 18 of the 1940 Act) of Customer falls below 300%;

v.	Customer fails to make any filing necessary to comply with the rules of any exchange in which its shares are listed and such failure continues for at least five Business Days, provided, however, that such additional five Business Day period shall not apply in respect of any filing failure which has a material adverse affect on Customer’s business;

vi.	Customer’s classification under the 1940 Act becomes something other than as a “closed-end company” as defined under Section 5 of the 1940 Act; or

vii.	Customer changes its fundamental investment policies.

(e)	Upon 180 calendar days’ prior written notice, Customer may terminate this Agreement.

14.	Notices -

Notices under this Agreement shall be provided pursuant to Section 12(a) of the Account Agreement.

15.	Compliance with Applicable Law -

(a)	Notwithstanding any of the foregoing, if required by Applicable Law –

i.	the BNPP Entities may terminate any 40 Act Financing Agreement and any Contract;

ii.	BNPP PB, Inc. may recall any outstanding loan under the 40 Act Financing Agreements;

iii.	BNPP PB, Inc. may modify the Collateral Requirements; and

iv.	the BNPP Entities may take Default Action.

(b)	This Agreement will not limit the ability of BNPP PB, Inc. to change the product provided under this Agreement and the 40 Act Financing Agreements as necessary to comply with Applicable Law.

(c)	The BNPP Entities may exercise any remedies permitted under the Contracts if Customer fails to comply in all material respects with Applicable Law.

16.	Miscellaneous -

(a)	In the event of a conflict between any provision of this Agreement and the other 40 Act Financing Agreements, this Agreement prevails.

(b)	This Agreement is governed by and construed in accordance with the laws of the State of New York.

(c)	Section 16(c) of the Account Agreement is hereby incorporated by reference in its entirety and shall be deemed to be a part of this Agreement to the same extent as if such provision had been set forth in full herein.

(d)	This Agreement may be executed in counterparts, each of which will be deemed an original instrument and all of which together will constitute one and the same agreement.

(The remainder of this page is blank.)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of July     , 2010.

CLEARBRIDGE ENERGY MLP FUND INC.

By:
Name: R. Jay Gerken
Title: President and CEO

BNP PARIBAS PRIME BROKERAGE, INC.

By:
Name:
Title:

[Signature Page to Committed Facility Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of July 29, 2010.

CLEARBRIDGE ENERGY MLP FUND INC.

By:
Name:
Title:

BNP PARIBAS PRIME BROKERAGE, INC.

By:
Name: Jeffrey Lowe
Title: Managing Director

Appendix A – Collateral Requirements

THIS APPENDIX (the “Appendix”) forms a part of the Committed Facility Agreement entered into between BNP Paribas Prime Brokerage, Inc. (“BNPP PB, Inc.”) and ClearBridge Energy MLP Fund Inc. (“Customer”) (the “Committed Facility Agreement”).

1.	Collateral Requirements -

The Collateral Requirements in relation to all positions held in the accounts established pursuant to the 40 Act Financing Agreements (the “Positions”) shall be the greater of:

(a) for all positions the sum of the products of (x) the Collateral Percentage applicable to each such Position and (y) the Current Market Value of such Position;

(b) the sum of the margin requirements of such Positions as per Regulation T of the Board of Governors of the Federal Reserve System, as amended from time to time;

(c) the sum of the margin requirements of such Positions as per Financial Industry Regulatory Authority rule 431, as amended from time to time; or

(d) fifty percent (50%) of the Portfolio Gross Market Value.

2.	Eligible Securities -

(a)	Positions in the following equity and debt security types are eligible collateral under the Committed Facility Agreement (“Eligible Securities”):

i.	common stock or master limited partnership interests (“Equity Securities”) traded on the following U.S. exchanges: the New York Stock Exchange, NASDAQ, and the American Stock Exchange;

ii.	non-USD Equity Securities, provided such Equity Security is (A) listed in the FTSE All-World Index, (B) traded on a major exchange in one of the following countries: Canada, United Kingdom, France, Germany, Switzerland, Austria, Spain, Italy, The Netherlands, Finland, Belgium, Japan, or Australia and (C) denominated in one of the following currencies: CAD, GBP, EUR, JPY, CHF, AUD, or SEK; or

iii.	convertible and non-convertible preferred securities denominated in USD, provided that such securities are issued by an issuer incorporated in one of the following countries: USA, Canada, United Kingdom, France, Germany, Switzerland, Austria, Spain, Italy, The Netherlands, Finland, Belgium, Japan, or Australia.

(b)	Notwithstanding the foregoing, the following will not be part of the collateral commitment and shall have no collateral value:

i.	any security type not covered above, as determined by BNPP PB, Inc. in its sole discretion;

ii.	any short security position;

iii.	any security offered through a private placement or any restricted securities, provided that a convertible or non-convertible corporate debt security that is eligible for resale pursuant to Rule 144A under the Securities Act of 1933 shall not be deemed restricted for this purpose;

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iv.	any security that is not maintained as a book-entry security on a major depository, such as The Depository Trust Company, Euroclear, or Clearstream;

v.	any security that is a municipal security, asset-backed security, mortgage security, or Structured Security (notwithstanding the fact that such securities would otherwise be covered);

vi.	to the extent that more than 30% of the Portfolio Gross Market Value consists of non-investment grade preferred securities (for the avoidance of doubt, unrated securities are considered to be non-investment grade), any non-investment grade preferred securities in excess of such 30%; and

vii.	to the extent that more than 50% of the Portfolio Gross Market Value consists of non-USD denominated securities, any non-USD denominated securities in excess of such 50%.

3.	Equity Securities Collateral Percentage -

The Collateral Percentage for a Position consisting of applicable Eligible Securities shall be:

i.	subject to paragraphs ii and iii below, the sum of (A) the Equity Core Collateral Rate and (B) the product of (1) the Equity Core Collateral Rate and (2) the sum of the Equity Concentration Factor, the Equity Liquidity Factor, and the Equity Volatility Factor;

ii.	100% if (A) the product determined under paragraph i above is greater than 100%, (B) the Current Market Value per share of the relevant equity securities is lower than USD $3, or (C) if Section 3(a), (b) or (c) so provides; and

iii.	determined by BNPP PB, Inc. on a case-by-case basis, if Customer or Customer’s Advisor (i) is an Affiliate of the issuer of the relevant equity securities or (ii) beneficially owns more than 9% of either (a) the voting interests of the issuer or (b) any voting class of equity securities of the issuer (in each case, whether such positions are held in accounts established pursuant to the 40 Act Financing Agreements or otherwise).

(a)	Equity Concentration Factor.

The “Equity Concentration Factor” shall be determined pursuant to the following table, provided that notwithstanding any other provision of this Appendix, the Collateral Percentage shall be 100% with respect to the relevant Position if the Issuer Position Concentration is equal to or greater than 10% of the Portfolio Gross Market Value.

Issuer Position Concentration	Equity Concentration Factor
Less than 5%	0
Equal to or greater than 5% and less than 10%	0.5

(b)	Equity Liquidity Factor.

The “Equity Liquidity Factor” shall be determined pursuant to the following table, provided that notwithstanding any other provision of this Appendix, the Collateral Percentage shall be 100% with respect to the relevant Position if the Days of Trading Volume is equal to or greater than 10.

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Days of Trading Volume	Equity Liquidity Factor
Less than 2	0
Equal to or greater than 2 and less than 5	1
Equal to or greater than 5 and less than 7	2
Equal to or greater than 7 and less than 10	3

(c)	Equity Volatility Factor.

The “Equity Volatility Factor” shall be determined pursuant to the following table, provided that notwithstanding any other provision of this Appendix, the Collateral Percentage shall be 100% with respect to the relevant Position if the Equity Volatility is equal to or greater than 100%.

Equity Volatility	Equity Volatility Factor
Less than 20%	-0.15
Equal to or greater than 20% and less than 35%	0
Equal to or greater than 35% and less than 50%	.5
Equal to or greater than 50% and less than 75%	1
Equal to or greater than 75% and less than 100%	2

4.	Debt Securities Collateral Percentage -

The Collateral Percentage for a Position consisting of applicable Debt Securities shall be the sum of (A) the Debt Core Collateral Rate and (B) the product of (1) the Debt Core Collateral Rate and (2) the sum of the Debt Concentration Factor and the Debt Liquidity Adjustment; provided that the Collateral Percentage for any debt security which trades below 40% of its par value shall be 100%.

(a)	Debt Core Collateral Rate.

The “Debt Core Collateral Rate” shall be based on the credit quality of the Issuer as set forth below. The lower of the S&P or Moody’s rating as shown below will be used to determine the credit quality of the Issuer; provided, that if there is only one such rating, then the Debt Core Collateral Rate corresponding to such rating shall be used.

S& P’s Rating	Moody’s Rating	Debt Core Collateral Rate
AAA to A-	Aaa to A3	30%
BBB+ to BBB-	Baa1 to Baa3	40%
BB+ to BB-	Ba1 to Ba3	60%
B+ to B- / NR	B1 to B3 / NR	60%
CCC+ to CCC-	Caa1 to Caa3	100%
Below CCC- or defaulted	Below Caa3 or defaulted	100%

(b)	Debt Concentration Factor

The “Debt Concentration Factor” shall be determined pursuant to the following table, provided that notwithstanding any other provision of this Appendix, the Collateral Percentage shall be 100% with respect to the relevant Position if the Issuer Position Concentration is equal to or greater than 10% of the Portfolio Gross Market Value.

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Issuer Position Concentration	Debt Concentration Factor
Less than 5%	0
Equal to or greater than 5% and less than 10%	0.5

(c)	Debt Liquidity Adjustment

The “Debt Liquidity Adjustment” shall be determined pursuant to the following table; provided that, notwithstanding any other provision of this Appendix, the Collateral Percentage shall be 100% with respect to the relevant Position if its percentage of Issue Size is equal to or greater than 10%.

Percentage of Issue Size	Debt Liquidity Adjustment
Less than 10%	0

5.	Positions Outside the Scope of this Appendix -

For the avoidance of doubt, the Collateral Requirements set forth herein are limited to the types and sizes of securities specified herein. The Collateral Requirement for any Position or part of a Position not covered by the terms of this Appendix shall be determined by BNPP PB, Inc. in its sole discretion.

6.	One-off Collateral Requirements -

From time to time BNPP PB, Inc. and Customer may agree to a different Collateral Requirement than the Collateral Requirement determined by this Appendix for a particular Position; provided that, for the avoidance of doubt, the commitment in Section 6 of the Committed Facility Agreement shall apply only with respect to the Collateral Requirements based upon the Collateral Percentage determined pursuant to Sections 1, 2, 3 and 4 BNPP PB, Inc. shall have the right at any time to increase the Collateral Requirement for such Position up to the Collateral Requirement that would be required as determined in accordance to Section 1, 2, 3 and 4 hereof.

7.	Certain Definitions -

(a)	“Affiliate” means an affiliate as defined in Rule 144(a)(1) under the Securities Act of 1933.

(b)	“Bloomberg” means the Bloomberg Professional service.

(c)	“Collateral Percentage” means, with respect to any Position, the percentage as determined by BNPP PB, Inc. according to this Appendix A.

(d)	“Current Market Value” means with respect to a Position, an amount equal to the product of (i) the number of the relevant security and (ii) the price per share of the relevant security (as determined by BNPP PB, Inc.).

(e)	“Days of Trading Volume” means with respect to an equity security, an amount equal to the quotient of (i) the number of shares of such security constituting the Position, as numerator and (ii) the 90-day average daily trading volume of such security as shown on Bloomberg (or, if the 90-day average daily trading volume of such security is unavailable, the 30-day average daily trading volume of such security, as determined by BNPP PB, Inc. in its commercially reasonable discretion), as denominator.

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(f)	“Debt Security” means convertible and non-convertible preferred securities and corporate debt securities.

(g)	“Equity Core Collateral Rate” means 15%.

(h)	“Equity Volatility” means with respect to an equity security, the annualized 90-day historical volatility of such security as determined by BNPP PB, Inc. in its commercially reasonable discretion or, if the annualized 90-day historical volatility of such security is unavailable, the annualized 30-day historical volatility of such security as determined by BNPP PB, Inc. in its commercially reasonable discretion.

(i)	“Gross Market Value” of one or more Positions means an amount equal to the sum of all Current Market Values of all such Positions, where, for the avoidance of doubt, the Current Market Value of each Position is expressed as a positive number whether or not such Position is held long.

(j)	“Issuer” means, with respect to an applicable security, the issuer of such security.

(k)	“Issuer Position Concentration” means with respect to a Position issued by an Issuer, an amount equal to the quotient of (i) the absolute value of the Current Market Value of all Positions (whether debt or equity) issued by the same Issuer and (ii) absolute value of the Gross Market Value of all of Customer’s Positions, expressed as a percentage.

(l)	“Issue Size” means with respect to a Position in an applicable security of an Issuer, the aggregate market value of all outstanding securities of the same class of security issued by the Issuer.

(m)	“Portfolio Gross Market Value” means the Gross Market Value (as defined in this Appendix A) of all of Customer’s Positions that are Eligible Securities (as defined in this Appendix A).

(n)	“Structured Securities” means any security (i) the payment to a holder of which is linked to a different security, provided that such different security is issued by a different issuer or (ii) structured in such a manner that the credit risk of acquiring the security is primarily related to an entity other than the issuer of the security itself.

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Appendix B

Pricing

ClearBridge Energy MLP Fund Inc.

BNP Paribas Prime Brokerage, Inc.

Financing Rate

Customer Debit Rate

1 Month LIBOR (reset daily) + 65 bps; provided that, this rate shall increase to 1 Month LIBOR

(reset daily) + 75 bps one year from the date of execution of the Committed Facility Agreement unless Customer has executed a side letter providing for re-hypothecation of Customer’s collateral in an amount at least equal to the Outstanding Debit Financing.

ISO Code

USD

Commitment Fee

Customer shall pay a commitment fee equal to 50 bps on the amount of undrawn Maximum Commitment Financing, to be paid when the amount calculated under the Customer Financing Rate above is due.